Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Calix, Inc.:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change in method of accounting for leases as of January 1, 2019 due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification No. 842, Leases.

/s/ KPMG LLP

San Francisco, California July 24, 2020